SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 15, 2002

Dear Stockholder:

      You are cordially invited to attend the 2002 annual meeting of stockholders of R.J. Reynolds Tobacco Holdings, Inc. The meeting will be held at 9:00 a.m. (Eastern time), on Wednesday, April 24, 2002, in the RJR Plaza Building Auditorium at RJR’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

      At this year’s annual meeting, you will be asked to elect three Class III directors, ratify the appointment of KPMG LLP as independent auditors for RJR’s 2002 fiscal year and consider two stockholder proposals, if presented by their proponents. Your Board of Directors unanimously recommends a vote FOR the Class III directors nominated for election by the Board, FOR ratification of the appointment of KPMG LLP as independent auditors and AGAINST the two stockholder proposals. Accordingly, please give careful attention to these proxy materials.

      It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, you may vote your shares using a toll-free telephone number or the Internet, or you may complete, sign, date and return the accompanying proxy card in the enclosed envelope. Instructions regarding all three methods of voting are contained on the proxy card.

      Attendance at the annual meeting will be limited to persons who were our stockholders as of March 1, 2002, and to guests of RJR. Admittance tickets will be required. If you are a stockholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, P. O. Box 2866, Winston-Salem, North Carolina 27102-2866. If your shares are not registered in your own name, evidence of your stock ownership as of March 1, 2002, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

      We anticipate that a large number of stockholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

      We are offering you the opportunity during this year’s voting process to elect to view future annual reports and proxy materials on the Internet, rather than receive paper copies in the mail. This service will support our efforts to reduce printing and postage costs. For future information concerning electronic delivery of documents, see the discussion under the heading “Electronic access to proxy materials and annual reports” in the proxy statement.

      If you have any questions or need assistance in voting your shares, please contact our proxy solicitors, MacKenzie Partners, Inc. at (212) 929-5500 (collect) or (800) 322-2885 (toll free).

      Thank you for your support and continued interest in RJR.

Sincerely,

Andrew J. Schindler
Chairman and Chief Executive Officer

R.J. Reynolds Tobacco Holdings, Inc.

401 North Main Street
P. O. Box 2866
Winston-Salem, North Carolina 27102-2866

Notice of Annual Meeting of Stockholders

to be Held on Wednesday, April 24, 2002

March 15, 2002

To our Stockholders:

      The 2002 annual meeting of stockholders of R.J. Reynolds Tobacco Holdings, Inc. (which we refer to in this notice as “RJR”) will be held at 9:00 a.m. (Eastern time), on Wednesday, April 24, 2002, in the RJR Plaza Building Auditorium at RJR’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina, for the following purposes:

(1)	to elect three Class III directors to serve until the 2005 annual meeting of stockholders;

(2)	to ratify the appointment of KPMG LLP as independent auditors for RJR’s 2002 fiscal year;

(3)	to act on two stockholder proposals, if presented by their proponents; and

(4)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

      Only holders of record of RJR’s common stock as of the close of business on March 1, 2002, are entitled to notice of and to vote at the 2002 annual meeting of stockholders of RJR. You may examine a list of the stockholders for any purpose germane to the meeting during ordinary business hours during the 10-day period preceding the date of the meeting at RJR’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

      Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

By Order of the Board of Directors

McDara P. Folan, III
Secretary

R.J. Reynolds Tobacco Holdings, Inc.

401 North Main Street
P. O. Box 2866
Winston-Salem, North Carolina 27102-2866

Proxy Statement

Information about the Annual Meeting and Voting

       The Board of Directors of R.J. Reynolds Tobacco Holdings, Inc. (which we refer to in this proxy statement as “RJR” or the “Company”) is soliciting your proxy to vote at our 2002 annual meeting of stockholders (or any adjournment or postponement of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

      We began mailing this proxy statement and the enclosed proxy card on or about March 15, 2002, to all stockholders entitled to vote. We also mailed the RJR 2001 Annual Report, together with RJR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities Exchange Commission (which we refer to in this proxy statement as the “SEC”), along with this proxy statement.

Date, time and place of meeting

      The date, time and place of our 2002 annual meeting is set forth below:

Date:	Wednesday, April 24, 2002

Time:	9:00 a.m. (Eastern time)

Place:	RJR Plaza Building Auditorium RJR’s Corporate Offices 401 North Main Street Winston-Salem, North Carolina

      Attendance at our annual meeting will be limited to persons who were our stockholders as of March 1, 2002, and to guests of RJR. Admittance tickets will be required. If you are a stockholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, P. O. Box 2866, Winston-Salem, North Carolina 27102-2866. If your shares are not registered in your own name, evidence of your stock ownership as of March 1, 2002, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

      We anticipate that a large number of stockholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

      If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RJR at least one week before our meeting at 401 North Main Street, P. O. Box 2866, Winston-Salem, North Carolina 27102-2866; telephone number (336) 741-5162.

Stockholders entitled to vote

      Stockholders who owned RJR common stock at the close of business on the record date, March 1, 2002, are entitled to vote. As of this record date, 92,769,175 shares of RJR common stock were outstanding (exclusive of 21,468,844 shares held in RJR’s treasury). Each share of RJR common stock is entitled to one vote.

Voting your proxy

      You may vote in person at the annual meeting or by proxy. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting.

      There are three ways to vote by proxy:

•	By telephone — You can vote by telephone by calling 1-800-690-6903 (toll free) on a touch-tone telephone and following the instructions on the proxy card;

•	By Internet — You can vote by Internet by logging onto the Internet, going to the web site http://www.proxyvote.com and following the instructions on your computer screen; or

•	By mail — You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning stock through certain banks and brokers.

      If you participate in the R. J. Reynolds Capital Investment Plan (which we refer to in this proxy statement as the “CIP”) or in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco Company in Puerto Rico (which we refer to in this proxy statement as the “SIP”), your proxy card will serve as voting instructions for the trustee of the CIP or the custodian of the SIP for shares of RJR common stock allocated to your account under the CIP or the SIP. Shares for which no instructions are received will be voted by the trustee of the CIP and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

      The enclosed proxy card indicates the number of shares you own. If you vote by proxy, one of the individuals named on the card (your proxy) will vote your shares as you have directed. You may specify whether your shares should be voted for all, some or none of the nominees for election as Class III directors and whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board in the following manner:

•	“For” the election of all three nominees for Class III director (as described on pages 6 to 10 of this proxy statement),

•	“For” the ratification of the appointment of KPMG LLP as independent auditors for 2002 (as described on pages 25 to 26 of this proxy statement), and

•	“Against” the two stockholder proposals to be presented at the annual meeting (as described on pages 26 to 29 of this proxy statement).

      If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the meeting.

Revoking your proxy

      You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

Voting in person

      If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a legal proxy assigning to you the right to vote your shares from your broker, bank or nominee. The legal proxy must accompany your ballot to vote your shares in person.

Appointing your own proxy

      If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the name of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum requirement

      A quorum of stockholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares issued and outstanding and entitled to vote constitute a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker has not received instructions on that item from the beneficial owner of the shares. A broker is not permitted to vote shares on an item absent instructions from the beneficial owner of the shares.

Vote necessary to approve proposals

Item	Vote Necessary*

Item 1: Election of Class III Directors	Directors are elected by a plurality vote of shares present at the meeting in person or by proxy, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes “for” affect the outcome. Withheld votes and abstentions have no effect on the vote.
Item 2: Ratification of appointment of independent auditors	Approval requires the affirmative vote of a majority of the shares entitled to vote and present at the meeting in person or by proxy. Abstentions are counted and have the effect of a vote against the proposal.
Items 3 and 4: Stockholder proposals	Approval requires the affirmative vote of a majority of the shares entitled to vote and present at the meeting in person or by proxy. Abstentions are counted and have the effect of a vote against the proposal.

*	Under rules of the New York Stock Exchange (which we refer to in this proxy statement as the “NYSE”), if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you. Your broker may not vote your shares on Items 3 and 4 without instructions from you. Without your voting instructions, a broker non-vote will occur on Items 3 and 4 but will have no effect on the vote.

Electronic access to proxy materials and annual reports

      We are offering our stockholders the opportunity to elect to view documents issued by us, including but not limited to, prospectuses, proxy materials, annual reports and other routine company filings, over the Internet instead of receiving paper copies in the mail. By choosing to receive this information electronically, you support us in our effort to control escalating printing and postage costs. We hope that our stockholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

      If you are a registered stockholder, you can choose to receive future annual reports and proxy materials electronically by following the appropriate prompts when you vote using the Internet. If you hold your RJR common stock in nominee name (such as through a broker), you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.

      If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent will be effective until you revoke it by terminating your registration by going to the web site http://www.investordelivery.com, writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P. O. Box 2866, Winston-Salem, N.C. 27102-2866, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other document issued by us, you can request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to the web site http://www.rjrt.com.

      By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Important notice regarding delivery of stockholder documents

      The SEC has adopted a new rule that allows us to send a single copy of each of our future annual reports and proxy statements to two or more of our stockholders sharing the same address (although you will receive a separate proxy card for each stockholder in the household), subject to certain conditions, in a process called “householding.” We encourage your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

      This year we have requested that nominees, such as brokerage firms and banks, household to stockholders who share the same last name and address and hold their shares through a nominee, so that they will receive only one copy of the proxy statement and annual report per address. If you would like to receive a separate copy of these disclosure materials, please write to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P. O. Box 2866, Winston-Salem, N.C. 27102-2866, call us at (336) 741-5162, or go to the web site http://www.rjrt.com. If you hold your RJR common stock in nominee name, additional information regarding householding of disclosure documents should be forwarded to you by your broker.

      Although we are not currently able to provide full householding to stockholders of record, if you are a stockholder of record, you can reduce mailings to your household by agreeing to access future proxy statements and annual reports using the Internet. For further discussion of electronic delivery of documents, please refer to the discussion above under the heading “Electronic access to proxy materials and annual reports.”

Further assistance

      If you have any questions or need further assistance in voting your shares, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(212) 929-5500 (collect)
or
(800) 322-2885 (toll free)

Item 1:   Election of Class III Directors

       Our Board of Directors is divided into three classes serving staggered terms of three years. The Class I directors have a term ending on the date of the 2003 annual meeting, the Class II directors have a term ending on the date of the 2004 annual meeting, and the Class III directors have a term ending on the date of the 2002 annual meeting. Pursuant to RJR’s Certificate of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board of Directors. Currently, each class is composed of three directors.

      Your Board of Directors has nominated three individuals for election as Class III directors at the 2002 annual meeting. Each nominee currently is serving as one of our directors. If you re-elect them, they will hold office until the 2005 annual meeting or until their successors have been elected and qualified.

      Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

      Your Board of Directors recommends a vote FOR the election of all nominees as Class III directors.

Biographies of our nominees for election as Class III directors

Denise Ilitch	Director since June 14, 1999	Age: 46

Ms. Ilitch has been the President of Ilitch Holdings, Inc., a privately held company that oversees the management and operations of Little Caesar Enterprises, Inc., Olympia Entertainment, Olympia Development, the Detroit Red Wings hockey team and the Detroit Tigers baseball team, since June 2000, and served as Executive Vice President of Ilitch Holdings, Inc. from March 1999 to May 2000. Since 1997, Ms. Ilitch also has been the Vice Chairwoman of Little Caesar Enterprises, Inc., one of the top three international pizza chains which operates restaurants on five continents, where she has been part of the senior management team for more than 20 years, and the President of Olympia Development, where she directs development efforts in downtown Detroit. Ms. Ilitch serves on the board of directors for the Detroit Branch of the NAACP, is a Detroit Red Wings Alternate Governor for the National Hockey League and is a representative of ownership of the Detroit Tigers and member of Major League Baseball. She also has been President and owner of her own marketing firm, Bright Lites, Inc.

Andrew J. Schindler	Director since June 14, 1999	Age: 57

Mr. Schindler has served as Chief Executive Officer of R. J. Reynolds Tobacco Company (which we refer to in this proxy statement as “RJR Tobacco”) since 1995 and as President and Chief Executive Officer of RJR since June 1999. He has served as a director of RJR Tobacco since 1989, and as Chairman of the Board of RJR and RJR Tobacco since July 1999. Mr. Schindler joined RJR in 1974. He became Senior Vice President — Operations of RJR Tobacco in 1989 and was elected Executive Vice President — Operations of RJR Tobacco in 1991. Mr. Schindler served as Chief Operating Officer of RJR Tobacco from 1994 until 1995 and as its President from 1994 until January 2002. He is a member of the North Carolina School of the Arts Foundation Board, the Wake Forest University Baptist Medical Center Board of Visitors, and the boards of directors of the R. J. Reynolds Foundation, Winston-Salem Business, Inc. and !dealliance (formerly the North Carolina Emerging Technology Alliance). Mr. Schindler also is Chairman of the Winston-Salem Alliance.

Joseph P. Viviano	Director since June 14, 1999	Age: 63

Mr. Viviano served as the Vice Chairman of Hershey Foods Corporation, a chocolate and confectionery manufacturer, from January 1999 until his retirement in April 2000. Previously, Mr. Viviano had been President and Chief Operating Officer of Hershey Foods Corporation from 1994 through 1998. He is a member of the boards of directors of Chesapeake Corporation, Huffy Corporation, Harsco Corporation and RPM, Incorporated.

Biographies of our Class I directors (terms expiring in 2003)

Mary K. Bush	Director since July 28, 1999	Age: 53

Ms. Bush has been President of Bush International, Inc., a provider of advice on financial strategies and business development to commercial, industrial and financial companies, since its founding in 1991. Bush International, Inc. also advises governments, internationally, on financial market matters. Prior to establishing Bush International, Inc., Ms. Bush held several positions in financial institutions and served two presidents of the United States as Alternate Executive Director of the International Monetary Fund and Managing Director of the Federal Housing Finance Board, the oversight body for the Federal Home Loan Banks. Ms. Bush also is a member of the boards of directors of Mortgage Guaranty Insurance Corporation, Brady Corporation and Sallie Mae, a trustee of the Pioneer Funds and a member of the Advisory Board of Washington Mutual Investors Fund.

John T. Chain, Jr.	Director since June 14, 1999	Age: 67

General (Retired) Chain has been the Chairman of Thomas Group, Inc., an international management consulting firm, since May 1998 and has been a member of the board of directors of Thomas Group, Inc. since May 1995. He also has served as the President of Quarterdeck Equity Partners, Inc., an investor in the aerospace industry, since 1996. He served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation, a major U.S. freight railroad, from November 1995 to March 1996, and as an Executive Vice President of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. General Chain is a member of the boards of directors of ConAgra Foods, Inc., Northrup Grumman Corporation, Kemper Insurance and Thomas Group, Inc. He also was a member of the board of directors of RJR Nabisco, Inc. (now known as RJR) from 1994 until June 14, 1999, and he was a member of the board of directors of Nabisco Group Holdings Corp., the former parent of RJR, from 1994 to December 2000.

Thomas C. Wajnert	Director since June 14, 1999	Age: 58

Mr. Wajnert has been Managing Director of Fairview Advisors, LLC, a merchant bank, since January 2002. He was Chairman and Chief Executive Officer of SEISMIQ, Inc., a provider of advanced technology to the commercial finance and leasing industry, from its founding in April 2000 until December 2001. Mr. Wajnert also has been the Chairman of, and a significant investor in, EPIX Holdings, Inc., a professional employer organization, since March 1998, where he also served as Chief Executive Officer from March 1998 to April 1999. Previously, Mr. Wajnert was Chairman of the board of directors from January 1992 until December 1997, and Chief Executive Officer from November 1984 until December

1997, of AT&T Capital Corporation, a commercial finance and leasing company. Mr. Wajnert serves on the boards of directors of JLG Industries, Inc. and EPIX Holdings, Inc.

Biographies of our Class II directors (terms expiring in 2004)

A. D. Frazier, Jr.	Director since June 14, 1999	Age: 57

Mr. Frazier is Chairman of the Board and Chief Executive Officer of the Chicago Stock Exchange, having joined the Exchange in March 2001. Prior to joining the Chicago Stock Exchange, Mr. Frazier was a Global Partner and member of the Board of Directors of AMVESCAP PLC, a quoted worldwide fund manager and the parent company of INVESCO, Inc., from November 1996 to March 2001. He served as President and Chief Executive Officer of INVESCO, Inc., an investment manager, from April 1997 to December 2000. From March 1991 until November 1996, Mr. Frazier was Chief Operating Officer of the Atlanta Committee for the Olympic Games. Mr. Frazier is a member of the boards of directors of Magellan Health Services, Inc. and Apache Corporation.

John G. Medlin, Jr.	Director since June 14, 1999	Age: 68

Mr. Medlin is Chairman Emeritus of Wachovia Corporation, a bank holding company, and served as its Chairman from 1988 to April 1998, its Chief Executive Officer from 1977 until December 1993, and a director from 1974 until April 2000. Mr. Medlin is a member of the boards of directors of BellSouth Corporation, Burlington Industries, Inc., Media General, Inc. and USAirways Group, Inc. Mr. Medlin was a member of the board of directors of RJR Nabisco, Inc. (now known as RJR) from 1983 until 1989, and he was a member of the board of directors of Nabisco Group Holdings Corp., the former parent of RJR, from 1989 to 1998.

Nana Mensah	Director since June 14, 1999	Age: 49

Mr. Mensah has been the Chairman and Chief Executive Officer of ’XPORTS, Inc., a privately held company that exports agricultural products, pharmaceuticals and construction materials to foreign markets, since October 2000, and was a management consultant from October 1999 to September 2000. Previously, he served as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick service restaurants, from 1997 until it was sold under his auspices in October 1999. From 1994 until 1997, he served as Senior Vice President, Operations and Concept Development of PepsiCo Restaurants International, the international holding company, at that time, for KFC, Pizza Hut and Taco Bell. Mr. Mensah is the Co-Chair on the Board of Advisors of the College of Human Environmental Sciences for the University of Kentucky, and is a Distinguished Fellow at Georgetown College in Kentucky. He also is a member of the Board of Trustees of the Lexington Philharmonic Society and God’s Pantry.

Meetings and Committees of the Board of Directors

      The business and affairs of RJR are managed under the direction of our Board of Directors. During 2001, there were nine meetings of the Board of Directors of RJR. Each director attended at least 75 percent of the meetings of the Board and committees of which he or she was a member.

      The standing committees of the Board are the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

     Audit Committee

      The Audit Committee (1) reviews the adequacy of RJR’s internal system of accounting controls, (2) confers with the independent auditors and the internal auditors concerning their examinations of the books and records of RJR and its subsidiaries, (3) reviews actions taken to ensure compliance with RJR’s

Standards of Business Conduct, (4) recommends to the Board the appointment of independent auditors and (5) considers other appropriate matters regarding the financial affairs of RJR and its subsidiaries. The Audit Committee met five times during 2001. The current members of the Audit Committee are Thomas C. Wajnert (Chair), Mary K. Bush, A. D. Frazier, Jr. and Denise Ilitch.

     Compensation Committee

      The Compensation Committee (1) makes recommendations to the Board with respect to compensation and grants of restricted stock, stock options and other long-term incentives to management employees, (2) administers plans and programs relating to employee benefits, incentives and compensation, (3) initiates and oversees annually the evaluation of the performance of the Chief Executive Officer and (4) reviews and reports to the Board of Directors on succession planning for RJR’s Chief Executive Officer and other top executive management positions. The Compensation Committee met four times in 2001. The current members of the Compensation Committee are General John T. Chain, Jr. (Chair), John G. Medlin, Jr., Nana Mensah and Joseph P. Viviano.

     Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee (1) reviews the qualifications of candidates for nomination to the Board of Directors, (2) recommends to the Board nominees for election as directors, (3) reviews annually the compensation of the Board in relation to comparable companies and recommends any changes needed to maintain appropriate and competitive Board compensation, (4) evaluates and recommends the processes and practices through which the Board conducts its business, (5) reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees, (6) reviews RJR’s corporate governance policies and considers the adequacy of such policies in response to stockholder concerns and (7) initiates and oversees annually an appraisal of the performance of the Board in meeting its corporate governance responsibilities. The Corporate Governance and Nominating Committee met twice in 2001. The current members of the Corporate Governance and Nominating Committee are John G. Medlin, Jr. (Chair), Mary K. Bush, General John T. Chain, Jr., Denise Ilitch and Thomas C. Wajnert.

      The Corporate Governance and Nominating Committee considers suggestions for Board nominees made by stockholders. A stockholder may recommend a person for nomination to the Board at the 2003 annual meeting of stockholders by providing notice and the other required information described in RJR’s By-Laws, in writing, to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, P. O. Box 2866, Winston-Salem, North Carolina 27102-2866, for receipt between October 16, 2002, and November 15, 2002. A copy of RJR’s By-Laws may be obtained free of charge from the Office of the Secretary.

Compensation Committee interlocks and insider participation

      The Compensation Committee consists of General Chain and Messrs. Medlin, Mensah and Viviano. During 2001, there were no Compensation Committee interlocks or insider participation.

Director compensation

      We provide the following compensation to our outside directors for their service as directors:

     Annual retainers and fees

•	Each outside director receives an annual retainer of $50,000. In addition, each outside director who is a committee chair receives an annual retainer of $5,000.

•	Outside directors receive an attendance fee of $1,250 for each Board or committee meeting attended, including designated days during which the Board or a committee of the Board conducts RJR’s business.

•	We also reimburse directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation and lodging expenses.

     Deferred Compensation Plan

      Under our Deferred Compensation Plan for Directors of RJR, outside directors may defer payment of their compensation for services as Board or committee members until termination of service as a director or until a selected year in the future. Participating directors may elect to direct RJR to credit deferred amounts in 25 percent increments to a cash account, a stock account or a combination of both. The Plan provides that amounts deferred to the cash account earn interest at the prime rate as set by Morgan Guaranty Trust Company of New York, and amounts deferred to the stock account mirror the performance of, and receive dividend equivalents based on, RJR common stock. Participating directors are entitled to receive cash distribution of the balance in their accounts in full on the deferral date or in up to 10 annual installments commencing on the deferral date.

     Equity awards

      Upon becoming a director, each outside director receives under the Equity Incentive Award Plan for Directors of RJR and Subsidiaries (which we refer to in this proxy statement as the “EIAP”) an option to purchase 10,000 shares of RJR common stock. The options have an exercise price equal to the fair market value of RJR common stock on the date of grant. The options are not exercisable for six months following the date of grant, but thereafter are exercisable for 10 years from the date of grant.

      On the date of his or her election to the Board of Directors and on the date of each annual meeting of stockholders thereafter, under the EIAP, each outside director also receives a grant of 1,000 deferred common stock units, unless the director elects to receive instead 1,000 shares of RJR common stock. In addition, under the EIAP, each eligible director receives a quarterly grant of deferred common stock units on the last day of each calendar quarter, determined by the following formula: $10,000 divided by the average closing price of a share of RJR common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units are pro-rated.

      The deferred common stock units bear dividends at the same rate as RJR common stock, but the dividends are paid in the form of additional deferred common stock units. A director will receive payment of his or her deferred common stock units as soon as practicable following his or her last year of service on the Board of Directors. At the election of the director, the payment of annual grants may be made in cash or in RJR common stock. Distribution of the deferred common stock units received in connection with a quarterly award will be made only in cash. Distributions may be made in one lump sum or in up to 10 annual installments. Cash payments generally are based on the average closing price of RJR common stock during December of the year preceding payment.

      RJR does not compensate any director who is an employee of RJR or any of its subsidiaries in his or her capacity as a director.

     Other benefits

      RJR offers outside directors life insurance having a death benefit up to $100,000, a matching grants program and supplemental insurance programs.

Stock Ownership

Stock ownership of management

      The following table indicates the number of shares of RJR common stock beneficially owned as of March 1, 2002, by each director, each executive officer named in the Summary Compensation Table appearing on page 16 of this proxy statement, and all directors and executive officers as a group, based on information provided by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

Percent of
	Number of Shares	Outstanding Shares
Name of Beneficial Owner	Beneficially Owned	Owned(1)

Lynn J. Beasley	117,865(2)(3)	*

Charles A. Blixt	100,409(2)(3)	*

Mary K. Bush	11,122(2)(4)	*

John T. Chain, Jr.	13,570(2)(4)	*

A. D. Frazier, Jr.	14,858(2)(4)	*

Denise Ilitch	12,324(2)(4)	*

Kenneth J. Lapiejko	97,265(2)(3)	*

James V. Maguire	93,737(2)(3)	*

John G. Medlin, Jr.	13,212(2)(4)	*

Nana Mensah	2,974(2)(4)	*

Andrew J. Schindler	417,225(2)(3)	*

Joseph P. Viviano	15,924(2)(4)	*

Thomas C. Wajnert	20,924(2)(4)	*

All directors and executive officers as a group (19 persons)	1,079,715(2)(3) (4)	1.2%

*	Less than one percent.

(1)	For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes shares of RJR common stock not currently owned, but issuable upon exercise of stock options that are exercisable as of March 1, 2002, or become exercisable within 60 days thereafter, in the following amounts: (a) 10,924 shares for each of Ms. Ilitch, General Chain, and Messrs. Frazier, Medlin, Viviano and Wajnert; (b) 11,122 shares for Ms. Bush; (c) 924 shares for Mr. Mensah; (d) 32,855 shares for Ms. Beasley; (e) 16,766 shares for Mr. Blixt; (f) 15,521 shares for Mr. Lapiejko; (g) 30,526 shares for Mr. Maguire; (h) 210,997 shares for Mr. Schindler; and (i) 396,437 shares for all directors and executive officers as a group.

(3)	The number of shares beneficially owned includes shares of RJR common stock granted under the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long-Term Incentive Plan (which we refer to in this proxy statement as the “1999 LTIP”) which remain subject to certain restrictions as to continued employment and transfer as provided in the 1999 LTIP, in the following amounts: (a) 83,810 shares for Ms. Beasley; (b) 82,143 shares for Mr. Blixt; (c) 81,477 shares for Mr. Lapiejko; (d) 62,672 shares for Mr. Maguire; (e) 197,237 shares for Mr. Schindler; and (f) 643,296 shares for all directors and executive officers as a group.

(4)	The number of shares of RJR common stock beneficially owned does not include the following deferred common stock units, which are RJR common stock equivalents received as equity incentives by the directors under the EIAP or credited to the directors under the Deferred Compensation Plan for Directors of RJR: (a) 5,093 units for each of Ms. Bush, Ms. Ilitch, General Chain and Messrs. Medlin, Mensah and Wajnert; (b) 3,962 units for Mr. Frazier; and (c) 9,013 units for Mr. Viviano.

Stock ownership of principal stockholders

      We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than five percent of our common stock. According to the Schedule 13G or 13G/A filed by each owner with the SEC, these shares were acquired in the ordinary course of business, were not acquired for the purpose of, and do not have the effect of, change or influence of control over us and were not acquired in connection with or as a party to any transaction having such purpose or effect.

			Percent of
	Number of Shares		Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Shares Owned(5)

Capital Research and Management Company	14,328,330	(1)	15.4%
333 South Hope Street
Los Angeles, CA 90071

FMR Corp.	12,554,713	(2)	13.5%
82 Devonshire Street
Boston, MA 02109

Ross Financial Corporation	9,261,803	(3)	10.0%
P. O. Box 31363-SMB
Grand Cayman, Cayman Islands, B.W.I.

Wellington Management Company, LLP	5,600,129	(4)	6.0%
75 State Street
Boston, MA 02109

(1)	Capital Research and Management Company, acting as investment advisor to various investment companies, held no voting power and sole dispositive power over all of these shares, and The Income Fund of America, Inc., an investment company advised by Capital Research and Management Company and beneficial owner of 5,200,000 of these shares, held sole voting power over 5,200,000 of these shares, as of December 31, 2001, based on their joint Schedule 13G/A filed with the SEC on February 11, 2002.

(2)	FMR Corp., a parent holding company, and/or its subsidiaries, held sole voting power over 333 of these shares and sole dispositive power over all of these shares, as of December 31, 2001, based on its Schedule 13G/A filed with the SEC on February 14, 2002.

(3)	Ross Financial Corporation held sole voting power and sole dispositive power over all of these shares, as of March 1, 2002, based on its Schedule 13G/A filed with the SEC on March 4, 2002.

(4)	Wellington Management Company, LLP, in its capacity as investment advisor, held shared voting power over 4,553,591 of these shares, and shared dispositive power over all of these shares, as of December 31, 2001, based on its Schedule 13G filed with the SEC on February 12, 2002.

(5)	Based on 92,769,175 shares of RJR common stock outstanding (exclusive of 21,468,844 shares held in RJR’s treasury) on March 1 2002, the record date for our 2002 annual meeting.

Section 16(a) beneficial ownership reporting compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10 percent of our common stock (“reporting persons”) to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of RJR common stock with the SEC and the NYSE. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and the NYSE.

      Based solely on our review of the copies of the forms that we have received, and on written representations from certain reporting persons that no additional forms were required, we believe that all of our reporting persons, other than Mr. Mensah, complied with these filing requirements for transactions which occurred during 2001. Mr. Mensah failed to timely file a Form 4 to report the sale of 2,200 shares of RJR common stock on September 5, 2001. Mr. Mensah reported this transaction late on his Form 5 filed with the SEC and the NYSE on January 25, 2002.

Executive Compensation and Transactions with Management

Summary

      The following pages describe the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers (as defined by the rules of the SEC) of RJR at the end of the last completed fiscal year. The long-term compensation shown in the Summary Compensation Table appearing on page 16 and discussed elsewhere in this proxy statement was granted under the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long-Term Incentive Plan. The 1999 LTIP provides for various types of awards, such as restricted stock, stock options and performance units. This proxy statement also describes the future compensation that the named executive officers may receive under RJR’s retirement plans and, following termination of employment under various circumstances, under individual agreements.

Compensation Committee report on executive compensation

      Pursuant to the proxy rules adopted by the SEC designed to enhance disclosure of public companies’ policies toward executive compensation, the Compensation Committee of RJR’s Board of Directors submits the following report:

      This report is submitted to the stockholders by the Compensation Committee (the “Committee”) of the Board of Directors and reflects the executive compensation policies and practices of RJR and its subsidiaries during 2001. The Committee is responsible for executive compensation and oversees the administration of RJR’s executive compensation programs and plans. The Committee reports regularly to the Board of Directors, and the Board is periodically asked to approve or ratify Committee actions. During 2001, the Committee consisted of directors who were not employees of the Company or any of its subsidiaries, and who, therefore, were not eligible to participate in any of the Company’s executive compensation programs or plans.

     Executive Compensation Principles and Policies

      In determining the amounts, composition and terms and conditions of the compensation for executive officers of RJR in 2001, the Committee was guided by two principles: (1) compensation opportunities must enable RJR to attract and retain individuals with the high caliber of talent and skills critical to RJR’s success and (2) a substantial portion of each executive officer’s compensation must be tied to quantifiable measures of RJR’s financial performance and/or stock price performance. These principles are reflected in the actions discussed below relating to salaries, annual incentives and long-term incentives.

      As noted in Compensation Committee reports in prior years, the federal tax code limits the ability of publicly traded companies to secure an income tax deduction for compensation paid to highly compensated individuals. Although the Committee has taken, and intends to continue taking, actions to limit the impact of this law, the Committee believes that the tax deduction is only one of several considerations in setting compensation and that the tax deduction limitations should not be permitted to compromise RJR’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent required to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may occasionally result in some compensation that is not deductible for federal income tax purposes.

     Major Compensation Components

      The compensation program for executive officers is composed of base salary, annual and long-term performance-based incentive compensation and benefits. In determining appropriate compensation plans and levels, the Committee relies on outside consultants who report directly to the Committee and who provide survey and other data regarding compensation practices of companies that are representative of the size and type of company with which RJR competes in the marketplace for executive talent. This is generally a broader and more diverse group of companies than used for the peer company index in the performance graph mandated by the Securities and Exchange Commission, which appears on page 24 of this proxy statement. The base salary and targeted incentive compensation levels of comparator companies are among several factors the Committee considers in determining appropriate base salary and targeted incentive compensation levels of executive officers of RJR, as described below.

     Annual Compensation

      The annual compensation for each of the named executive officers is composed of salary and an annual targeted bonus opportunity. In general, executive officers’ salaries are targeted to reflect the median of competitive practices, as reflected in survey data used by the Committee for comparison purposes. Annual compensation levels (salaries plus an annual target bonus opportunity) are generally set between the 50th and 75th percentile of the compensation practices of comparator companies. A senior executive will receive an increase in salary and/or annual target bonus opportunity only when performance warrants or the Committee determines that either a change in the individual’s responsibilities, competitive or market conditions warrant such an action. Each of the named executive officers received base salary increases during 2001 based on performance, job responsibilities and comparisons of survey data.

      The annual bonus amounts shown in the Summary Compensation Table for the five highest paid executives were based entirely on ratings of RJR’s financial and market share performance during 2001. The measure of financial performance was net income. For 2001, the Company’s performance under the annual bonus program provided a maximum bonus opportunity of 150 percent of the target bonus opportunity.

     Long-term Compensation

      The Committee utilizes a mix of various forms of stock-based and multi-year incentive opportunities to motivate executives to maintain a longer-term perspective.

      In 2001, long-term grants were made in the form of restricted stock and performance units. The initial dollar value of each recipient’s total grant, which was competitively determined, was split into two parts. Fifty percent of the initial grant value was converted into restricted shares of the Company’s common stock after the value of dividends projected to be paid over three years was considered. The other 50 percent of the total initial grant value was converted into performance units, with each performance unit having a stated value of $1.00. The restriction period for the shares of restricted stock is three years, and the performance period for the performance units is three years. Both awards vest after three years if the Company pays to its stockholders a dividend of at least $0.775 per share per quarter for each of the 12 quarters of the restriction/performance period (the “threshold performance requirement”), unless the Board of Directors approves vesting of all or part of the grant when a lower dividend is paid for one or more quarters during the restriction/performance period. Otherwise, the grants do not vest and are forfeited. At the end of the restriction/performance period, if the threshold performance requirement is met, the original number of shares of restricted stock and performance units will be multiplied by the average of the total weighted annual bonus program scores for the financial and market share components of the annual bonus opportunity for each year of the three-year restriction/performance period to determine the final award levels. (See footnote 3 to the Summary Compensation Table on pages 16 to 17 of this proxy statement and the Long-Term Incentive Plans — Awards in Last Fiscal Year Table on

page 19 of this proxy statement for a more detailed description of the restricted stock and performance units referred to here.)

     Chief Executive Officer’s Compensation

      Mr. Schindler’s compensation for 2001 was based on his performance, competitive market data and the Company’s financial and market share performance.

      Effective March 1, 2001, the Committee approved an increase in Mr. Schindler’s annual base salary from $900,000 to $1,000,000, based on the above-mentioned factors and survey data of comparison companies. The Committee approved a bonus of $1,148,000 for Mr. Schindler for 2001, based on ratings for the Company’s financial and market share performance under the annual bonus plan.

      Under the long-term compensation structure described above, Mr. Schindler was awarded a 2001 grant that had an initial grant value of $4,000,000. This initial grant value was converted to 32,129 shares of restricted stock (based on a $52.95 per share closing market price on the January 31, 2001 grant date and projected dividends based on $0.775 per share per quarter for each of 2001, 2002 and 2003) and 2,000,000 performance units.

      In connection with the spinoff of RJR by Nabisco Group Holdings Corp. on June 14, 1999, and as an incentive to retain Mr. Schindler’s services as an employee of RJR after the spinoff, Mr. Schindler was granted a special retention bonus of $3,600,000 under a cash retention program established in 1998. This special retention grant will vest 50 percent at the end of three years, 25 percent after four years and 25 percent after five years. The first 50 percent payment to be paid after three years was funded on June 15, 1999, in a special trust established for the purpose of holding retention bonus funds until they become payable. The 25 percent payment to be paid at the end of the fourth year was funded through the trust on June 15, 2000. The 25 percent payment to be paid at the end of the fifth year was funded through the trust on June 15, 2001. According to the provisions of the program and the trust, unpaid payments may partially vest if Mr. Schindler is involuntarily terminated under certain circumstances.

     Summary

      The Committee believes that the executive compensation program must continually provide compensation potential of such significance that individuals of exceptional talent and skills are motivated to join and remain with RJR and to perform in an exceptional manner. By ensuring that such persons are managing RJR’s operations, the long-term interests of stockholders will be best served. The actions taken by the Committee during 2001 were consistent with this focus and the principles outlined above.

Respectfully submitted,

John T. Chain, Jr. (Chair)
John G. Medlin, Jr.
Nana Mensah
Joseph P. Viviano

Summary Compensation Table

      The following table shows the annual and long-term compensation paid or accrued by RJR and its subsidiaries to our Chief Executive Officer and our other four most highly compensated executive officers for the years ending December 31, 2001, 2000 and 1999.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

							Securities		Long-
		Aggregate		Other	Restricted		Underlying		Term	All
		Base		Annual	Stock		Options		Incentive	Other
		Salary	Bonus	Compensation	Awards		Awarded		Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)		(#)		($)	($)(6)

Andrew J. Schindler	2001	983,333	1,148,000	78,732	1,701,231	(3)	—		753,797	2,588,000
Chairman of the Board,	2000	900,000	1,250,000	77,365	1,163,497	(4)	—		803,239	63,971
President and Chief	1999	775,000	1,146,600	74,697	2,757,188	(5)	340,000	(5)	684,733	36,390
Executive Officer

Lynn J. Beasley	2001	495,833	431,000	64,109	688,985	(3)	—		337,149	1,206,725
President and Chief	2000	475,000	495,000	62,426	523,566	(4)	—		344,833	28,384
Operating Officer,	1999	405,758	443,000	62,610	1,135,313	(5)	140,000	(5)	221,171	17,753
RJR Tobacco

Charles A. Blixt	2001	495,833	431,000	64,350	688,985	(3)	—		321,512	1,244,725
Executive Vice President,	2000	475,000	495,000	62,315	523,566	(4)	—		335,557	26,609
General Counsel and	1999	409,152	443,000	60,193	1,135,313	(5)	140,000	(5)	211,131	18,035
Assistant Secretary

Kenneth J. Lapiejko	2001	413,333	358,000	65,352	688,985	(3)	—		197,420	1,072,910
Executive Vice President	2000	391,667	417,000	63,644	523,566	(4)	—		210,291	21,733
and Chief Financial Officer	1999	322,902	305,000	58,797	1,135,313	(5)	140,000	(5)	184,362	14,397

James V. Maguire	2001	339,167	255,000	57,189	382,776	(3)	—		229,926	1,066,465
Executive Vice President —	2000	325,000	293,000	55,871	290,870	(4)	—		245,361	54,519
Sales, RJR Tobacco	1999	306,015	263,000	53,684	1,135,313	(5)	140,000	(5)	197,747	13,310

(1)	The amounts shown in the table include amounts attributed to the named executive officers’ participation in the executive perquisite program of RJR and its subsidiaries, which provided them with supplemental insurance, a leased automobile and an annual allowance in the following amounts during 2001: Mr. Schindler — $54,750; Ms. Beasley — $47,500; Mr. Blixt — $47,500; Mr. Lapiejko — $47,500 and Mr. Maguire — $40,000.

(2)	The December 31, 2001 values of restricted shares of RJR common stock held by each of the named executive officers are as follows: Mr. Schindler (197,237 shares with a value of $11,104,443), Ms. Beasley (83,810 shares with a value of $4,718,503), Mr. Blixt (82,143 shares with a value of $4,624,651), Mr. Lapiejko (81,477 shares with a value of $4,587,155) and Mr. Maguire (62,672 shares with a value of $3,528,434). Dividends are paid on the restricted shares of RJR common stock to the same extent as for unrestricted shares.

(3)	These restricted shares of RJR common stock were awarded under the 1999 LTIP, and are scheduled to vest on the later of January 31, 2004, or the date the RJR Annual Incentive Award Plan (which we refer to in this proxy statement as the “AIAP”) score for 2003 is determined. For these restricted shares to vest, RJR must pay to its stockholders a dividend per share of RJR common stock of at least $0.775 per quarter for each of the 12 quarters from January 1, 2001 through December 31, 2003, unless the Board of Directors specifically approves the vesting of the grant when a lower dividend is paid to stockholders for one or more quarters during the performance period (referred to in the restricted stock agreement as the “threshold performance requirement”). On the vesting date, if the threshold performance requirement has been met, the original number of restricted shares will be multiplied by the average of the total weighted AIAP percentage scores for the financial and market share components of the AIAP for each of 2001, 2002 and 2003, resulting in a revised number of shares. If the revised number is greater than the original number of restricted shares, all of the restricted shares will vest, and RJR will issue an additional number of unrestricted shares of RJR common stock to the named executive officer equal to the difference between the revised number and the original number. If the revised number is less than the original number, the named executive officer will forfeit the number of shares equal to the difference between the original number of restricted shares and the revised number, and the remaining restricted shares will vest.

These restricted shares will vest pro rata upon the named executive officer’s termination of employment without cause (as such term is defined in the restricted stock agreement) or retirement, and all of these restricted shares will be fully vested upon the named executive officer’s death or permanent disability or a change of control of RJR (as such term is defined in the restricted stock agreement). Upon the named executive officer’s voluntary termination of employment or termination of employment for cause, the named executive officer will forfeit all of his or her awarded shares of RJR common stock still subject to the restrictions.

(4)	These restricted shares of RJR common stock were awarded under the 1999 LTIP, and are scheduled to vest on the later of February 2, 2003, or the date the AIAP score for 2002 is determined. For these restricted shares to vest, RJR must pay to its stockholders a dividend per share of RJR common stock of at least $0.775 per quarter for each of the 12 quarters from January 1, 2000 through December 31, 2002, unless the Board of Directors specifically approves the vesting of the grant when a lower dividend is paid to stockholders for one or more quarters during the performance period (referred to in the restricted stock agreement as the “threshold performance requirement”). On the vesting date, if the threshold performance requirement has been met, the original number of restricted shares will be multiplied by the average of the total weighted AIAP percentage scores for the financial and market share components of the AIAP for each of 2000, 2001 and 2002, resulting in a revised number of shares. If the revised number is greater than the original number of restricted shares, all of the restricted shares will vest, and RJR will issue an additional number of unrestricted shares of RJR common stock to the named executive officer equal to the difference between the revised number and the original number. If the revised number is less than the original number, the named executive officer will forfeit the number of shares equal to the difference between the original number of restricted shares and the revised number, and the remaining restricted shares will vest.

These restricted shares will vest pro rata upon the named executive officer’s termination of employment without cause (as such term is defined in the restricted stock agreement) or retirement, and all of these restricted shares will be fully vested upon the named executive officer’s death or permanent disability or a change of control of RJR (as such term is defined in the restricted stock agreement). Upon the named executive officer’s voluntary termination of employment or termination of employment for cause, the named executive officer will forfeit all of his or her awarded shares of RJR common stock still subject to the restrictions.

(5)	These grants are part of the grants of restricted shares of RJR common stock made in tandem with grants of RJR stock options approved by the RJR Board of Directors effective June 15, 1999, the first day of regular way trading after the spin-off distribution by Nabisco Group Holdings Corp. (“NGH”) of all of the outstanding shares of RJR common stock to the stockholders of NGH on June 14, 1999 (which we refer to in this proxy statement as the “Spinoff”). Each share of restricted stock has four tandem stock options with an exercise price of $32.4375 (the stock price on the date of grant) and an expiration date of June 15, 2009. These tandem awards vest 50 percent at the end of three years, 25 percent after four years and 25 percent after five years. On each vesting date, each of the named executive officers will receive the portion of the tandem award with the highest value, the vesting shares of RJR common stock or tandem stock options, unless he or she has previously made an affirmative election otherwise. The named executive officer forfeits the award not received upon vesting.

The awards made to the named executive officers are as follows:

	Tandem Grants

Name	Restricted Shares	Options

Mr. Schindler	85,000	340,000

Ms. Beasley	35,000	140,000

Mr. Blixt	35,000	140,000

Mr. Lapiejko	35,000	140,000

Mr. Maguire	35,000	140,000

If Mr. Schindler’s employment is involuntarily terminated without cause, his tandem grants will vest 50 percent if the termination is within the first three years and 100 percent upon a later termination. The grants made to the other named executive officers will vest pro rata upon a termination of their employment without cause or retirement. All grants will be fully vested upon a named executive officer’s death, permanent disability or termination of employment without cause following a change of control.

(6)	The amounts shown in the table reflect the following retention bonuses paid to the named executive officers under a Retention Incentive Program established by RJR on May 13, 1998, for certain executive officers of RJR and its subsidiaries, and the following RJR contributions made on behalf of the named executive officers under RJR’s qualified and non-qualified defined contribution plans during 2001:

		RJR Matching Contribution	RJR Contribution
Name	Retention Bonus	(qualified plan)	(non-qualified plan)

Mr. Schindler	$2,521,000	$5,100	$61,900

Ms. Beasley	1,177,000	5,100	24,625

Mr. Blixt	1,215,000	5,100	24,625

Mr. Lapiejko	1,048,000	5,100	19,810

Mr. Maguire	1,011,500	5,100	13,865

Mr. Maguire also received a retention bonus of $36,000 under the Special Incentive Plan (Retention) established for certain RJR Tobacco sales department employees.

Long-term incentive compensation

      RJR maintains the 1999 LTIP to provide executives with long-term performance-based incentive compensation. RJR has issued stock options, restricted stock and other performance-based awards under the 1999 LTIP to the named executive officers and to other key employees. The following table provides information relating to the exercise of employee stock options by the named executive officers during fiscal year 2001 and the number and value of shares of RJR common stock subject to stock options held by the named executive officers as of December 31, 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options/SARs at Fiscal		the-Money Options/SARs
			Year-End (#)(1)		at Fiscal Year-End ($)(2)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Andrew J. Schindler	(3)	—	210,997	340,000	5,504,514	8,113,250

Lynn J. Beasley	(3)	—	32,855	140,000	934,708	3,340,750

Charles A. Blixt	(3)	—	27,112	140,000	732,842	3,340,750

Kenneth J. Lapiejko	(3)	—	28,354	140,000	777,102	3,340,750

James V. Maguire	(3)	—	30,526	140,000	832,024	3,340,750

(1)	The unexercisable RJR stock options are the grants of RJR stock options made in tandem with the grants of restricted shares of RJR common stock made effective June 15, 1999, and described in footnote (5) to the Summary Compensation Table.

(2)	The dollar values of the RJR stock options are calculated by determining the difference between the fair market value of the shares of RJR common stock underlying the options and the exercise price of such options at December 31, 2001.

(3)	Named executive officer did not exercise any RJR stock options during 2001.

      The regular annual 2001 long-term incentive grants for all of the named executive officers were made in the form of restricted shares of RJR common stock, as described in footnote (3) to the Summary Compensation Table, and performance units, the value of which is based on the financial and market share performance of RJR and its subsidiaries over a three-year period. The following table identifies the performance units that were granted to the named executive officers on January 31, 2001, and the threshold, target and maximum values of the performance units upon their maturation.

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance	Estimated Future Payouts Under
	Number of	Or Other	Non-Stock Price-Based Plans(1)
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights (#)	Or Payout	($)	($)	($)

Andrew J. Schindler	2,000,000	12/31/03	–0–	2,000,000	3,000,000

Lynn J. Beasley	810,000	12/31/03	–0–	810,000	1,215,000

Charles A. Blixt	810,000	12/31/03	–0–	810,000	1,215,000

Kenneth J. Lapiejko	810,000	12/31/03	–0–	810,000	1,215,000

James V. Maguire	450,000	12/31/03	–0–	450,000	675,000

(1)	The performance units have a three-year performance period, consisting of RJR’s fiscal years 2001, 2002 and 2003. At the end of the performance period, the performance units will be valued and paid, if they vest, or cancelled, if they do not vest. For the performance units to vest, RJR must pay to its stockholders a dividend per share of RJR common stock of at least $0.775 per quarter for each of the 12 quarters from January 1, 2001 through December 31, 2003, unless the Board of Directors specifically approves the vesting of the performance units when a lower dividend is paid to stockholders for one or more quarters during the performance period (referred to in the performance units agreement as the “threshold performance requirement”). At the end of the vesting period, if the threshold performance requirement has been met, the value of each performance unit will be multiplied by the average of the total weighted RJR Annual Incentive Award Plan percentage scores for the financial and market share components of the AIAP for each of 2001, 2002 and 2003. Payment of performance units will be made only in cash.

In the event of a named executive officer’s death, permanent disability, retirement or termination of employment without cause (as such term is defined in the performance units agreement) or a change of control of RJR (as such term is defined in the performance units agreement) prior to December 31, 2003, the number of performance units which will vest, if not previously cancelled due to RJR’s failure to meet the threshold performance requirement, will be equal to the product of (a) the original number of performance units granted to the named executive officer, and (b) a fraction, the numerator of which will be the number of whole or partial months between January 1, 2001 and the date of the named executive officer’s termination of employment, and the denominator of which will be 36. Except in the event of a change of control of RJR, the value of a performance unit will equal $1. In the event of a change of control of RJR, the value of each performance unit will be equal to the greater of (i) $1, or (ii) $1 multiplied by the average of the total weighted AIAP percentage scores for the financial and market share components of the AIAP for each of the years 2001, 2002 and 2003 completed prior to the change of control. Upon a named executive officer’s voluntary termination of employment or termination of employment for cause prior to December 31, 2003, all of his or her performance units will be cancelled.

Retirement plans

      The named executive officers participate in noncontributory defined benefit retirement plans maintained by RJR. Mr. Schindler also participates in a Supplemental Executive Retirement Plan, which we refer to in this proxy statement as the “SERP.” Benefits under the SERP are payable only after a participant’s retirement at a specified retirement age or earlier retirement or termination in various circumstances.

      The following table shows the estimated annual benefits payable to Mr. Schindler upon retirement under the SERP, as described in the preceding paragraph. The retirement benefits shown are computed before being offset for Social Security and are based upon retirement at age 60 and the payment of a single-life annuity to Mr. Schindler.

Estimated Annual Retirement Benefits

Years of Service(1)
Average Final Compensation(1)	20 or More

$2,100,000	$1,050,000

2,200,000	1,100,000

2,300,000	1,150,000

2,400,000	1,200,000

2,500,000	1,250,000

2,600,000	1,300,000

(1)	For purposes of determining retirement benefits under this table, “Average Final Compensation” consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant’s last 60 months of service. Mr. Schindler’s Average Final Compensation as of December 31, 2001 was $2,123,842, and he is expected to have more than 20 years of credited service at age 60.

      We have determined the retirement benefits for Ms. Beasley and Mr. Blixt by the formula under a noncontributory defined benefit plan maintained by RJR that has no Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the plan.

Estimated Annual Retirement Benefits

	Years of Service(1)

Average Final Compensation (1)	30	35	40 or more

$ 500,000	$190,388	$203,981	$214,856

600,000	228,992	245,304	258,353

700,000	267,596	286,626	301,850

800,000	306,200	327,948	345,347

900,000	344,803	369,271	388,844

1,000,000	383,407	410,593	432,341

1,100,000	422,011	451,915	475,839

1,200,000	460,615	493,238	519,336

(1)	For purposes of determining retirement benefits under this table, “Average Final Compensation” consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant’s last 60 months of service. Average Final Compensation as of December 31, 2001 was $936,310 for Ms. Beasley and $940,319 for Mr. Blixt. Estimated years of credited service, rounded to the nearest year, at age 65 is 40 years for Ms. Beasley and 32 years for Mr. Blixt.

      We have determined the retirement benefits for Messrs. Lapiejko and Maguire by the formula under a noncontributory defined benefit plan maintained by RJR that is subject to a Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the plan.

Estimated Annual Retirement Benefits

	Years of Service(1)

Average Final Compensation(1)	30	35	40 or more

$500,000	258,018	301,021	344,024

600,000	310,518	362,271	414,024

700,000	363,018	423,521	484,024

800,000	415,518	484,771	554,024

(1)	For purposes of determining retirement benefits under this table, “Average Final Compensation” consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 60 consecutive months that yield the highest average compensation during the participant’s last 120 months of service. Average Final Compensation as of December 31, 2001 was $616,237 for Mr. Lapiejko and $529,022 for Mr. Maguire. Estimated years of credited service, rounded to the nearest year, at age 65 is 36 years for Mr. Lapiejko and 43 years for Mr. Maguire.

Funding of retirement benefits

      In the summer of 2000, RJR offered to its current and retired employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75 percent of their total earned qualified and non-qualified pension benefits funded over a three-year period. Under this program, eligible participants could elect to continue to have all of their non-qualified pension benefit payments made in the form(s) and at the time(s) specified under the current non-qualified pension plan provisions. Alternatively, eligible participants could elect to have a specified portion of their non-qualified pension benefits funded, which for electing active employees will result in their non-qualified pension benefits being paid at an earlier time than required under current non-qualified pension plan provisions. Under this program, participants who are active employees will receive such benefits out of funds already set aside in a retention trust established on May 13, 1998. Participants who are already retirees will receive such benefits directly from RJR. The remaining 25 percent of each participant’s total earned pension benefits not funded under this program will continue to be paid in the form(s) and at the time(s) specified under the current non-qualified pension plan provisions.

      With respect to participants who are active employees and have elected the alternative funded payment option, RJR calculated their funding levels based on the qualified and non-qualified pension benefits they had earned as of January 31, 2000. For those participants whose total earned pension benefits funding level was less than 50 percent at that time, an amount (payable in 2003) was designated in the trust to increase their funding level to 50 percent. For those participants whose total earned pension benefits funding level was less than 65 percent as of January 31, 2001, an additional amount (payable in 2004) was designated in the trust to increase their funding level to 65 percent. Finally, for those participants whose total earned pension benefits funding level was less than 75 percent as of January 31, 2002, an additional amount (payable in 2005) will be designated in the trust to increase their funding level to 75 percent. The designated amounts for 2000 and 2001 have been, and the designated amount for 2002 will be, targeted to be comparable on an after-tax basis to each participant’s earned non-qualified pension benefits funded at that time.

      In the event a participant who was an active employee at the time of his or her election to participate in the funding program voluntarily terminates his or her employment (including retirement), the participant will forfeit any right to any further payments from the trust, and such payments will be paid directly by RJR. If a participant’s employment is terminated because of his or her death or permanent disability, the participant (or his or her estate) will receive all of his or her remaining designated payments from the trust as soon as practicable thereafter. If a participant’s employment is involuntarily terminated, the participant may be entitled to receive a pro rata portion of his or her remaining payments from the trust, and the remainder of such payments will be paid directly by RJR. However, if the termination without cause occurs following a change of control of RJR (as such term is defined in the trust document), the participant will receive all of his or her remaining payments from the trust. Any earned non-qualified pension benefits not provided from the trust will continue to be paid in the form(s) and at the time(s) specified under current non-qualified pension plan provisions.

Agreements with executive officers

      In October 1988, RJR entered into an employment agreement with Mr. Schindler, which was amended in December 1988, June 1999 and January 2002, and supplemented in October 1999, providing (as amended and supplemented) that if Mr. Schindler’s employment is terminated other than for “cause,” he will be entitled to an amount equal to three times his annual salary and target bonus, payable over three years. In addition, he is entitled to receive retirement credits, welfare benefits and other perquisites for the same three-year period. Mr. Schindler’s employment agreement further provides that upon a “change of control,” Mr. Schindler immediately will be paid in a lump sum an amount equal to three times his annual salary and target bonus (or last bonus, if higher), regardless of whether his employment with RJR ends at that time or some later date. Whenever Mr. Schindler retires from RJR, provided that the retirement is after the date of a change of control, he will be credited with three years of retirement credits, and the value of his lump sum payment made upon the change of control will be deemed to be the compensation received during the three additional years of credited service.

      “Cause” includes, generally, criminal conduct, deliberate refusal to perform employment duties or deliberate misconduct materially damaging to RJR. A “change of control” includes specified acquisitions of 30 percent or more of the combined voting power of RJR securities, various changes in the composition of the RJR Board of Directors, selected mergers or consolidations of RJR or the disposition of substantially all of the assets of RJR.

      If a “parachute” excise tax is imposed on any payments to Mr. Schindler, Mr. Schindler also will be entitled to tax reimbursement payments. In addition, upon a change of control, restrictions on restricted stock held by Mr. Schindler will lapse and all his outstanding stock options under the 1999 LTIP will vest and be cashed out at an amount equal to the difference between the option price and the market price. In addition, upon termination of employment following a change of control, Mr. Schindler’s annual incentive awards and performance units will vest pro rata and be paid in a lump sum.

      Mr. Schindler also participates in the SERP, as described on pages 19 to 20 of this proxy statement. Under the SERP, in the event of a “change of control” (as such term is defined in the 1999 LTIP), Mr. Schindler’s SERP benefit will be funded in a rabbi trust. At the earlier of his normal “Retirement Age” or other “Retirement Date” (as such terms are defined in the SERP), an annuity will be purchased from the rabbi trust and delivered to Mr. Schindler.

      RJR has entered into severance agreements with its other executive officers, including Ms. Beasley and Messrs. Blixt, Lapiejko and Maguire, which, in each case, provide that if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his or her employment for “good reason,” he or she will receive two years base salary plus bonus, payable over three years, benefit continuation for three years, and if in effect, coverage under the executive perquisite plan for three years. “Cause” includes criminal dishonesty, deliberate misconduct, and deliberate and continual refusal to perform employment duties or to act in accordance with instructions of the RJR Board of Directors. “Good reason” includes a substantial reduction in the executive’s responsibilities, a more than 20 percent reduction in the executive’s salary and annual bonus opportunity and relocation. Compensation continuance is based on the highest annual rate of salary in effect during the 12 months immediately before termination and the current target incentive award opportunity for the calendar year in which employment terminates.

      RJR also has entered into change of control agreements with its other executive officers, including Ms. Beasley and Messrs. Blixt, Lapiejko and Maguire. These agreements provide that, if there is a change of control of RJR, the executive is entitled to tax reimbursement payments if a “parachute” excise tax is imposed, reimbursement payments for legal and accounting fees as a result of termination of employment, and severance as if termination of employment were by RJR without cause or by the executive with “good reason.” Following a change of control, “good reason” includes a material reduction in the executive’s duties, position and reporting relationship, a reduction in pay grade or bonus opportunity, RJR’s failure to continue in effect any compensation plan in which the executive participated at the time of the change of control, any action by RJR which directly or indirectly materially reduces benefits under its retirement or savings plan or fringe benefits, termination of employment without written notice by RJR and relocation.

      In connection with the Spinoff, effective June 15, 1999, Mr. Schindler was granted a special retention award of $3,600,000 under the Retention Incentive Program as described in the Compensation Committee report on page 15 of this proxy statement. Mr. Schindler’s special retention grant will vest 50 percent at the end of three years, 25 percent after four years and 25 percent after five years. The first 50 percent payment to be paid after three years was funded through the trust described above on June 15, 1999, the 25 percent payment to be paid at the end of the fourth year was funded through the trust on June 15, 2000, and the 25 percent payment to be paid at the end of the fifth year was funded through the trust on June 15, 2001.

      According to the terms of the Program and related trust, the following rules apply if Mr. Schindler’s employment terminates prior to June 15, 2004:

•	If Mr. Schindler voluntarily terminates employment (including retirement) or if his employment is terminated for “cause” (as defined in his employment agreement), he will forfeit all rights to any unpaid payments.

•	If Mr. Schindler’s employment is terminated because of his death or permanent disability, he (or his estate) will receive the entire amount of any unpaid payments.

•	If Mr. Schindler’s employment is involuntarily terminated without “cause” before June 15, 2002, he will be paid $1,800,000, and if his employment is involuntarily terminated without “cause” on or after June 15, 2002, but before June 15, 2004, he will be paid $3,600,000 less the amount of any payments that he previously received from the trust.

•	If Mr. Schindler’s employment is involuntarily terminated following a change of control (as defined in the 1999 LTIP), he will be paid $3,600,000 less the amount of any payments that he previously received from the trust.

Performance graph

      The following graph shows changes over the period from June 15, 1999, the first day of regular way trading after the Spinoff, through December 31, 2001, in the value of $100 invested in (1) RJR common stock; (2) the Standard & Poor’s 500 Index; and (3) the Standard & Poor’s Tobacco Index.

Comparison of Cumulative Total Return

from June 15, 1999 to December 31, 2001*
among RJR Common Stock, S&P 500 Index and
S&P Tobacco Index

	6/15/99	12/31/99	12/31/00	12/31/01

RJR	100.00	57.94	179.17	219.25
S&P 500 Index	100.00	113.68	103.33	91.05
S&P Tobacco Index	100.00	63.87	126.23	139.03

*	Assumes that $100 was invested on June 15, 1999 in RJR common stock or on May 31, 1999 in each index, and that all dividends on RJR common stock and on each stock included in each index were reinvested.

Item 2:   Ratification of Appointment of Independent Auditors

Audit Committee report

      Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RJR’s Board of Directors submits the following report:

      The Board of Directors of RJR has adopted a written Audit Committee Charter. All members of the Audit Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

      The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2001 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 61, “Codification of Statements on Auditing Standards, Communication with Audit Committees.”

      The Audit Committee has received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors the auditors’ independence. The Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence.

      Based on review and discussions of the audited financial statements for fiscal year 2001 with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2001 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

Respectfully submitted,

Thomas C. Wajnert (Chair)
Mary K. Bush
A.D. Frazier
Denise Ilitch

Audit fees

      The aggregate fees billed for professional services rendered by KPMG LLP for the audit of our financial statements for the year ended December 31, 2001, and the reviews of the condensed financial statements included in our Quarterly Reports on Form 10-Q for the year ended December 31, 2001, were $1,906,525.

Financial information systems design and implementation fees

      The aggregate fees billed for information technology services rendered by KPMG LLP during the year ended December 31, 2001, were $0.

All other fees

      The aggregate fees billed for all non-audit services, exclusive of the fees disclosed above relating to information technology services but including fees for tax-related services, rendered by KPMG LLP during the year ended December 31, 2001, were $469,356.

Ratification of appointment of independent auditors

      We have appointed KPMG LLP, independent public accountants, to audit the financial statements of RJR for the fiscal year ending December 31, 2002. We are submitting this selection to you for your ratification. KPMG audited RJR’s financial statements for the year ended December 31, 2001. Representatives of KPMG are expected to be present at the annual meeting to make a statement, if KPMG desires, and to answer your questions.

      If the stockholders do not ratify the appointment of KPMG, the Board of Directors will reconsider its appointment.

      Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2002.

Stockholder Proposals

       Our stockholders have submitted the two proposals described under Items 3 and 4. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RJR. The following proposals have been carefully considered by your Board of Directors, which has concluded that their adoption would not be in the best interests of RJR or its stockholders. For the reasons stated after each proposal and its supporting statement, your Board of Directors recommends a vote AGAINST each of the two proposals.

      Proposals of stockholders intended to be included in RJR’s 2003 annual meeting proxy statement and form of proxy must be received by the Secretary of RJR, in writing, no later than November 15, 2002, at our corporate offices: R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, P. O. Box 2866, Winston-Salem, North Carolina 27102-2866. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2003 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

      In accordance with RJR’s By-Laws, stockholders who do not submit a proposal for inclusion in our 2003 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2003 annual meeting, must notify the Secretary of RJR, in writing, that they intend to submit their proposal, nomination or other business at our 2003 annual meeting by no earlier than October 16, 2002, and no later than November 15, 2002. RJR’s By-Laws contain detailed requirements that a stockholder’s notice must satisfy. If a stockholder does not comply with the notice requirements, including the deadlines specified above, the persons named as proxies in the form of proxy for the 2003 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2003 meeting. Any stockholder notice and any request for a copy of RJR’s By-Laws should be in writing and addressed to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, P. O. Box 2866, Winston-Salem, North Carolina 27102-2866.

      For a further discussion of the Board nomination process, see page 9 of this proxy statement under the heading “Corporate Governance and Nominating Committee.”

Item 3:      Stockholder Proposal on Environmental Tobacco Smoke

       Three stockholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponents:

      “WHEREAS a 2001 Canadian Study published in the International Journal of Cancer conclusively showed that the more people smoke in the workplace, the greater the risks for non-smokers. As was reported in the Globe and Mail(07/12/01), people routinely exposed to a lot of environmental tobacco smoke (ETS), such as workers in bars and restaurants, face a three-times greater risk for lung cancer.

      “In May, 2000, the U.S. National Institute of Environmental Health Sciences formally added to its list of ‘known human carcinogens’ directly inhaled tobacco smoke (i.e., environmental tobacco smoke/ETS);

      “The Arthur D. Little report financed by Philip Morris called ‘Public Finance Balance of Smoking in the Czech Republic’ stated that health care expenditures include the effects of passive smoking (ETS). It stated that, ‘based on review of recent studies in the field of respiratory diseases, that ETS causes lung cancer, chronic airways obstruction, aggravation of asthma in asthmatic children and other respiratory diseases.’

      “In a most rigorous study researchers discovered breathing other people’s cigarette smoke makes non-smokers 82% more likely to suffer a stroke. It also increases the risk of heart disease, heart attack, lung and breast cancer, and breathing-related diseases (Tobacco Control, August, 1999; The Milwaukee Journal Sentinel, August 18, 1999).

      “The Journal of the American Medical Association reported in 2001 (436-41): ‘Before exposure to environmental tobacco smoke, coronary flow velocity reserve was significantly higher in nonsmokers than in smokers. After exposure...[it] decreased and was not significantly different from that of smokers.’ An editorial in JAMA stated of the study: ‘The investigators demonstrated that, in healthy young volunteers, just 30 minutes of exposure to secondhand smoke compromised the endothelial function in coronary arteries of nonsmokers in a way that made the endothelial response of nonsmokers indistinguishable from that of habitual smokers.’

      “Restaurant and bar workers have some of the highest rates of lung cancer among all occupations. In a parallel situation our Company was sued by a class of flight attendants who claimed their exposure to ETS increased their risk of contracting lung cancer from ETS. We paid millions of dollars to settle that lawsuit.

      “Our Company has funded numerous restaurant and hospitality associations in its effort to oppose laws prohibiting smoking in restaurants and bars. We also sponsor events in bars wherein we provide cigarettes for patrons to smoke.

      “Our Company has yet to accept the scientific evidence that involuntary exposure to ETS causes lung cancer, yet we admit cigarette smoking is a cause of lung cancer.

      “This failure to warn may increase our liability to incur future litigation.

      “RESOLVED: shareholders request the Company find appropriate mechanisms to develop and implement a continuing program to warn persons who smoke the company’s products, who are exposed to ETS (such as restaurant and bar workers) or who are responsible for minors who are exposed to ETS from the Company’s products, that tobacco smoke is hazardous to nonsmokers and to specify the nature of the hazards.”

      Your Board of Directors recommends a vote AGAINST this proposal.

      The goals of this proposal already have been widely achieved through the efforts of numerous government, public and private organizations that have been active and effective in warning the public about the reported risks of exposure to secondhand smoke. For years, government and public health organizations have overwhelmingly believed, and have broadly communicated, that exposure to secondhand smoke causes lung cancer and heart disease in nonsmoking adults and is associated with asthma, respiratory infections and other serious conditions in children.

      Although RJR Tobacco believes there are still legitimate scientific questions concerning the reported risks of secondhand smoke, public opinion polls show that the vast majority of Americans believe that secondhand smoke is harmful, and public policy has reflected this. For example: (1) smoking has been banned on domestic airline flights for more than a decade; (2) the U.S. Occupational Safety and Health

Administration (OSHA) recently withdrew its efforts to institute a national workplace smoking rule noting that almost 70 percent of Americans now work in smoke-free environments; (3) according to the American Nonsmokers’ Rights Foundation, there are at least 989 local and state laws that ban or restrict smoking in bars and/or restaurants; and (4) as a matter of law, policy or practice, many, if not most, schools, day-care centers, fast-food restaurants and other places where children gather are virtually smoke-free.

      Accordingly, your Board of Directors urges you to vote AGAINST this proposal.

Item 4:      Stockholder Proposal on Inserts Disclosing Personal and

Social Effects Related to Using RJR Tobacco Products

       Three stockholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponents:

      “WHEREAS, in Lorillard Tobacco Co. et al. v. Reilly, Attorney General of Massachusetts, et al., the U.S. Supreme Court ruled that Massachusetts law regarding the sale of tobacco products constituted ‘nearly a complete ban on the communication of truthful information.’ Partially because of this restriction, it ruled against the Commonwealth. The Court ruled that ‘a speech regulation cannot unduly impinge on the speakers ability to propose a commercial transaction and the adult listeners opportunity to obtain information about products.’

      “Published reports about this ruling stressed the fact that ‘free speech’ regarding the promotion and/or sale of tobacco at the point-of-purchase involved ‘the communication of truthful information’ regarding the product.

      “Our company supported the position of the Court.

      “In arguing against damages related to use of our Company’s products, the Company has argued that consumers were fully informed as to the health-hazards connected to their use. However juries here and abroad have not agreed with such attestations, in part, because of the kinds of promotion — including those at point-of-purchase — used by our Company.

      “In the Master Settlement Agreement reached with 46 States Attorneys General our company agreed to tell the truth about dangers arising from the use of our products.

      “It would seem to the proponents of this resolution that, if the companies support the fact that consumers should be fully appraised of ‘truthful information’ regarding our products, that such can only be conveyed by a package insert detailing information regarding the product.

      “RESOLVED: shareholders recommend that, in addition to making information known regarding ‘cigarette price, brand availability and average tar and nicotine yields,’ every package of our tobacco products include full and truthful information regarding ingredients that may be harmful to the consumer’s health, the toxicity of the specific brand, and what detriment to life-expectancy the consumer may expect to incur from regular use of the product, as well as the health hazards for others, especially children, connected with environmental tobacco smoke.”

      The proponents have submitted the following statement in support of this proposal:

      “Given the fact that our Company recognizes the health hazards involved in use of the product, we recommend that this insert shall be included with the sale of all of our tobacco products. Cigarettes are a drug-delivery device. With other drugs the FDA has determined that consumers be fully informed as to the effects, counter-effects and adverse warnings of the product. It seems to the filers of this resolution that such information would be another way our company might make sure those using our tobacco products are fully informed as to the consequences of using them.”

      Your Board of Directors recommends a vote AGAINST this proposal.

      RJR Tobacco provides extensive information concerning cigarette ingredients and the risks of smoking through reports to the federal and state governments and information that is available to the public on the company website. RJR Tobacco extensively evaluates the ingredients added to tobacco in the manufacture of cigarettes. RJR Tobacco does not, and will not, use any cigarette ingredient if scientific methods and tests indicate that the use of that ingredient will increase the inherent toxicity of tobacco smoke.

      The RJR Tobacco website (http://www.rjrt.com) provides the public with: (1) the full list of tobacco ingredients used in brands manufactured by RJR Tobacco, including RJR Tobacco’s maximum level of use of an ingredient in any brand and information regarding the use of these ingredients in other consumer products; (2) a brand-by-brand list of the tobacco ingredients used in RJR Tobacco cigarette brands; (3) information about the significant, inherent risks posed by smoking; and (4) RJR Tobacco’s belief that parents and others should avoid exposing infants and young children to high concentrations of any airborne irritants, including tobacco smoke.

      In addition, each year since 1986, RJR Tobacco and the other major U.S. cigarette manufacturers have provided a list of ingredients added to tobacco to the U.S. Department of Health and Human Services (which we refer to in this proxy statement as “HHS”). Congress has mandated that HHS report to Congress its concerns about the use of any of the ingredients. At no time has HHS ever submitted a report to Congress or informed RJR Tobacco that HHS has any concern about any ingredient on the list. RJR Tobacco also provides the Texas state government with an annual report of all cigarette additives used by RJR Tobacco.

      In 1994, RJR Tobacco released a report by six outside experts who evaluated the use and toxicity of ingredients added to tobacco in the manufacture of cigarettes. These scientists determined that cigarette ingredients used by the major U.S. manufacturers are not hazardous under the conditions of use. A 1998 report reached similar conclusions, and an outside expert panel continues to evaluate cigarette additives on an annual basis.

      Finally, Congress mandated that specific health-warning labels appear on all cigarette packages sold in the United States beginning in January 1966. Congress has updated the actual warnings on several occasions. Since 1972, health-warning labels also have appeared on cigarette advertising in the United States. The United States Supreme Court has determined that these warnings are adequate as a matter of law.

      Accordingly, your Board of Directors urges you to vote AGAINST this proposal.

Item 5:   Other Matters

       We do not know of any matters to be acted upon at the meeting other than those items discussed in this proxy statement. If any other matter is presented, the individuals named as proxies will vote on the matter in their best judgement.

Cost and Method of Proxy Solicitation

       We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We have retained MacKenzie Partners, Inc. for an estimated fee of $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation. We will reimburse brokers, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

      If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. at (212) 929-5500 (collect) or (800) 322-2885 (toll free).

By Order of the Board of Directors

McDara P. Folan, III
Secretary

Winston-Salem, North Carolina
March 15, 2002

Your Vote is Important!

1.	We urge you to vote your shares by proxy even if you plan to attend the 2002 annual meeting. You can always change your vote at the meeting.

    There are three ways to vote by proxy:

•	By telephone. You can vote by telephone by calling 1-800-690-6903 (toll free) on a touch-tone telephone and following the instructions on the proxy card;

•	By Internet. You can vote by Internet by logging onto the Internet, going to the web site http://www.proxyvote.com and following the instructions on your computer screen; or

•	By mail. You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.

2.	If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning stock through certain banks and brokers.

3.	If you have any questions or need assistance in voting your shares, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (collect)
or
(800) 322-2885 (toll free)

YOUR VOTE IS IMPORTANT!

Please complete, sign, date and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible!

To:	Participants in the R. J. Reynolds Capital Investment Plan Participants in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco Company in Puerto Rico

     Shares of common stock of R.J. Reynolds Tobacco Holdings, Inc. will be voted as you direct if this card is completed by you and received by ADP on or before April 22, 2002. ADP is responsible for tabulating the returns. Shares for which no instructions are received will be voted in the same proportion as the shares for which instructions are received.

If you have any questions or need assistance in voting your shares, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

(212) 929-5500 (collect)
or
(800) 322-2885 (toll-free)

•      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET      •

R.J. REYNOLDS TOBACCO HOLDINGS, INC.
P R O X Y
 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on April 24, 2002.

The undersigned hereby appoints Andrew J. Schindler, Charles A. Blixt and McDara P. Folan, III, and each of them (with full power of substitution), as proxies of the undersigned, to vote all shares of the common stock of R.J. Reynolds Tobacco Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 24, 2002 at 9:00 a.m., and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned also provides directions to Citibank, N.A., as Trustee under the R. J. Reynolds Capital Investment Plan (“CIP”), and to Vanguard Group, Inc., as Custodian under the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco Company in Puerto Rico (the “SIP”), to vote shares of the common stock of R.J. Reynolds Tobacco Holdings, Inc. allocated, respectively, to accounts of the undersigned under the CIP or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting.

Change of address:
R.J. REYNOLDS TOBACCO HOLDINGS, INC.
P.O. BOX 11009
NEW YORK, NY 10203-0009

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

(Continued and to be signed and dated on reverse side.)

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2002 (April 22, 2002 for CIP or SIP participants). Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 23, 2002 (April 22, 2002 for CIP or SIP participants). Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to R.J. Reynolds Tobacco Holdings, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

If you vote by telephone or Internet, do not mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

RJRTH1               KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

Election Of Directors

1.	Election of Class III Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominees:
	01) Denise Ilitch, 02) Andrew J. Schindler, 03) Joseph P. Viviano	☐	☐	☐

		For	Against	Abstain
Vote On Proposals

2.	Ratification of KPMG LLP as Independent Auditors	☐	☐	☐

3.	Stockholder proposal on environmental tobacco smoke	☐	☐	☐

4.	Stockholder proposal on package inserts	☐	☐	☐

Shares for which no instructions are received will be voted by the proxies FOR Items 1 and 2 and AGAINST Items 3 and 4, and by Citibank, as Trustee under the CIP, and Vanguard, as
Custodian under the SIP, in the same proportion as the shares for which instructions are received by Citibank and Vanguard, respectively.

Mark this box if change of address is noted on reverse side.	☐

NOTE: Please make sure that you complete, sign and date your proxy ballot. Please sign exactly as your name(s) appear on your account. When signing as a fiduciary, please give your full title as such.
Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date